EXHIBIT 5

[Letterhead of Thomas E. Puzzo, Esq.]

October 30, 2006

Vocalscape Networks, Inc.
2170 E. Post Road, Suite 206
White Plains, New York 10601

Re: Registration of Common Stock of Vocalscape Networks, Inc., a Nevada corporation (“Vocalscape Networks”)

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 13,000,000 shares of common stock to be issued under the Vocalscape Networks 2006 Stock Option Plan (the “Plan”), 3,700,000 options of which have been offered and sold, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plan and in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of common stock of Vocalscape Networks.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Thomas E. Puzzo, Esq.